Exhibit 10.13

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the “AGREEMENT”), made and entered into this 29th day of March, 2006, by and between Silver State Bancorp, a Nevada corporation and a bank holding company (hereinafter referred to as “BHC”), and Choice Bank, an Arizona state bank (hereinafter referred to as “CHOICE”);

WITNESSETH:

WHEREAS, the authorized capital of BHC consists of 20,000,000 shares of common stock, $0.10 par value, 12,463,798 of which are issued and outstanding;

WHEREAS, the authorized capital of CHOICE consists of 10,000,000 shares of common stock, no par value, 1,031,806 of which are issued and outstanding and held of record by approximately 144 shareholders, and 162,222 of which are subject to outstanding options (hereinafter referred to as the “OUTSTANDING OPTIONS”) granted pursuant to the 2002 Choice Bank Stock Option Plan (hereinafter referred to as the “2002 PLAN”); and

WHEREAS, the Boards of Directors of BHC and CHOICE believe that the merger of a wholly-owned subsidiary to be formed under Arizona law by BHC (hereinafter referred to as “MERGERCO”) with and into CHOICE is in the best interests of each of them and their shareholders;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, BHC and CHOICE, each intending to be legally bound, hereby agree as follows:

ARTICLE ONE

THE MERGER

Section 1.01. Merger of MERGERCO and CHOICE. In accordance with the terms and subject to the conditions of this AGREEMENT and Titles 6 and 10 of the Arizona Revised Statutes (hereinafter referred to as the “ARS”), MERGERCO shall merge with and into CHOICE at the EFFECTIVE TIME (hereinafter defined) and CHOICE shall be the continuing, surviving and resulting corporation in the merger (hereinafter referred to as the “SURVIVING CORPORATION”).

Section 1.02. Surviving Corporation. The name of the SURVIVING CORPORATION in the merger of MERGERCO with and into CHOICE (hereinafter referred to as the “MERGER”) shall be “Choice Bank.”

Section 1.03. Closing. (a) The closing of the transactions contemplated by this AGREEMENT (hereinafter referred to as the “CLOSING”) shall take place at a time and on a date mutually determined by BHC and CHOICE within thirty days after the satisfaction or waiver of the last of the conditions set forth in Article Seven of this AGREEMENT to be satisfied or waived.

(b) On the day of the CLOSING, BHC and CHOICE shall cause (i) a Certificate of Merger in respect of the MERGER to be executed and filed with the Superintendent of the Arizona Department of Financial Institutions (hereinafter referred to as the “DEPARTMENT”) and (ii) Articles of Merger, in the form required by Arizona law, to be filed with the Arizona Corporation Commission. The MERGER shall become effective at midnight on the date of the filing of the Articles of Merger (herein referred to as the “EFFECTIVE TIME”).

ARTICLE TWO

CONVERSION AND CANCELLATION OF

SHARES IN THE MERGER

Section 2.01. Conversion and Cancellation of Shares in the MERGER. At the EFFECTIVE TIME and as a result of the MERGER, automatically and without further act of BHC, CHOICE, or the holders of BHC shares or CHOICE shares, the following shall occur:

(a)	Each CHOICE common share shall be converted, subject to and upon compliance with Section 2.02 of this AGREEMENT, into the right to receive cash from BHC in the amount of $27.50 (hereinafter referred to as the “CONSIDERATION”) and immediately thereafter cancelled and extinguished;

(b)	The issued and outstanding common shares of MERGERCO before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME and shall be and constitute the issued and outstanding shares of the SURVIVING CORPORATION; and

(c)	The issued and outstanding common shares of BHC before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME.

Section 2.02. OUTSTANDING OPTIONS in the MERGER. At the EFFECTIVE TIME and as a result of the MERGER, each holder of an unexercised OUTSTANDING OPTION immediately before the EFFECTIVE TIME shall choose one of the two alternatives set forth in the following paragraph (a) or (b) for the disposition of each such OUTSTANDING OPTION:

(a)	The conversion of each such OUTSTANDING OPTION into an option to purchase common shares of BHC (hereinafter referred to as a “BHC OPTION”) on the following terms and subject to the following conditions:

(i)	The quotient of $27.50, divided by the average of the trading prices reported for BHC shares on the OTC Bulletin Board during the twenty trading days ending three calendar days before the EFFECTIVE TIME shall be the option exchange ratio (hereinafter referred to as the “EXCHANGE RATIO”);

(ii)	The exercise price of the BHC OPTION of each holder of an OUTSTANDING OPTION shall equal the quotient of the exercise price of the OUTSTANDING OPTION, divided by the EXCHANGE RATIO, rounded up if necessary to the nearest one-hundredth of a dollar;

(iii)	The number of BHC shares subject to the BHC OPTION of such holder shall equal the product of the number of CHOICE common shares subject to the OUTSTANDING OPTION, multiplied by the EXCHANGE RATIO, rounded down if necessary to the nearest whole share; and

(iv)	All of the other terms and conditions of each OUTSTANDING OPTION as set forth in the 2002 Plan and the award agreements through which the OUTSTANDING OPTION was granted shall be the terms and conditions of each BHC OPTION, except references to meeting financial performance goals as a contingent vesting event will be eliminated and the BHC OPTIONS will be administered in a manner to ensure that the BHC OPTIONS do not become subject to penalties under Section 409A of the Internal Revenue Code.

OR

(b)	The cancellation of each such OUTSTANDING OPTION in consideration and exchange for the right to receive a cash payment equal to the product of (i) the difference between $27.50, less the exercise price of such OUTSTANDING OPTION, multiplied by (b) the number of CHOICE shares subject to such OUTSTANDING OPTION.

Section 2.03. Share Certificates in the MERGER. (a) As soon as practicable after the EFFECTIVE TIME, BHC shall mail to each holder of record of CHOICE shares a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates evidencing the CHOICE shares converted as a result of the MERGER (hereinafter referred to collectively as the “CERTIFICATES” and individually as the “CERTIFICATE”). Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor the CONSIDERATION in cash to which such holder is entitled.

(b) In the event that any holder of CHOICE shares converted in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such shares of the holder, BHC, in the absence of actual notice that any shares theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

(i)	Evidence to the reasonable satisfaction of BHC that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

(ii)	Such security or indemnity as may be reasonably requested by BHC to indemnify and hold BHC harmless; and

(iii)	Evidence to the reasonable satisfaction of BHC that such person is the owner of the shares theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

(c) The certificate evidencing the issued and outstanding common shares of MERGERCO before the EFFECTIVE TIME shall evidence the issued and outstanding common shares of the SURVIVING CORPORATION after the EFFECTIVE TIME.

Section 2.04. Payment in Satisfaction of Rights. All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

Section 2.05. No Further Registration of Transfer. After the EFFECTIVE TIME, there shall be no further registration of transfer of CHOICE common shares on the stock transfer books of CHOICE. In the event that, after the EFFECTIVE TIME, CERTIFICATES evidencing such shares are presented for transfer, they shall be converted as provided in this Article Two.

Section 2.06. Dissenting Shares. Notwithstanding anything in this AGREEMENT to the contrary, the CHOICE common shares which are outstanding immediately before the EFFECTIVE TIME and which are held by shareholders who shall (a) have delivered to CHOICE a written demand for appraisal of such shares in the manner provided in Section 10-1321(A) of the ARS, (b) not have voted such shares in favor of this AGREEMENT and (c) have otherwise complied fully with all of the requirements of Sections 10-1323, 10-1324, and 10-1328 of the ARS shall not be converted into or be exchangeable for the right to receive the CONSIDERATION; provided, however, that (i) each of such shares (hereinafter referred to as the “DISSENTING SHARES”) shall nevertheless be cancelled and extinguished in accordance with this AGREEMENT and (ii) the holder of such DISSENTING SHARES shall be entitled to such rights as provided for the provisions of Sections 10-1301 et seq. of the ARS.

Section 2.07. Agreements in respect of OUTSTANDING OPTIONS and BHC OPTIONS. Immediately before the EFFECTIVE DATE, CHOICE shall use its reasonable efforts to deliver to BHC an agreement which is in a form mutually acceptable to CHOICE and BHC and which is signed by each holder of an OUTSTANDING OPTION pursuant to which the OUTSTANDING OPTION of each such holder is cancelled and extinguished in consideration and exchange for, at the election of each such holder, either (a) the issuance of a BHC OPTION to such holder in accordance with Section 2.02(a) of this AGREEMENT or (b) the right of such holder to receive the cash in accordance with Section 2.02(b) of this AGREEMENT (hereinafter referred to as the “CANCELLATION AGREEMENT”). Upon the delivery of a signed CANCELLATION AGREEMENT by the holder of an OUTSTANDING OPTION, such holder shall be entitled to the BHC OPTION or cash elected.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF CHOICE

CHOICE represents and warrants to BHC that each of the following is true and accurate in all material respects:

Section 3.01. Organization and Standing. (a) CHOICE is a bank organized, validly existing and in good standing under the laws of Arizona; has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted; and is a member of the Federal Home Loan Bank of San Francisco (hereinafter referred to as the “FHLB of San Francisco”). The deposits in CHOICE are insured up to applicable limits by the Federal Deposit Insurance Corporation (hereinafter referred to as the “FDIC”). Except as set forth in Section 3.01 of the schedule delivered by CHOICE to BHC on March __, 2006 (hereinafter referred to as the “DISCLOSURE SCHEDULE”), to the best knowledge of CHOICE, CHOICE is in compliance in all material respects with all applicable local, state or federal laws and regulations.

Section 3.02. Qualification. CHOICE is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of CHOICE.

Section 3.03. Authority. (a) Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, by the CHOICE shareholders, by the DEPARTMENT, by the FDIC and by the Board of Governors of the Federal Reserve System (hereinafter referred to as the “FRB”), (i) CHOICE has all of the requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (ii) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by CHOICE; and (iii) this AGREEMENT is the valid and binding agreement of CHOICE, enforceable against CHOICE in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by CHOICE.

(b) The Articles and Bylaws of CHOICE require the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, by the affirmative vote of the holders of a majority of the outstanding shares of CHOICE. Neither the Articles or the Bylaws of CHOICE, nor any other law or regulation, require any other vote of the holders of CHOICE shares in respect of this AGREEMENT or the transactions contemplated hereby.

Section 3.04. Governing Documents. CHOICE has made available or will promptly make available to BHC true and accurate copies of its Articles and Bylaws and has granted BHC access to all records of all meetings and other corporate actions by the shareholders, Board of Directors and Committees of the Board of Directors of CHOICE, except records of meetings related to the process leading to the transactions contemplated by this AGREEMENT. The minute books of CHOICE contain, in all material respects, complete and accurate records of all meetings and other corporate actions of the CHOICE shareholders, Board of Directors and Committees of the Board of Directors, except records of meetings related to the process leading to the transactions contemplated by this AGREEMENT.

Section 3.05. No Conflicts. Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, by the CHOICE shareholders, the DEPARTMENT, the FDIC and the FRB, and except as set forth in Section 3.05 of the DISCLOSURE SCHEDULE, the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby, including the MERGER, will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles or Bylaws of CHOICE; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which CHOICE is a party or by which CHOICE or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which CHOICE is a party or by which CHOICE or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of CHOICE; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of CHOICE or give rise to any meritorious cause of action against CHOICE; or (e) violate or conflict with any applicable law, ordinance, rule or regulation.

Section 3.06. Consents. Except as set forth in Section 3.06 of the DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by CHOICE in connection with the execution and delivery of this AGREEMENT by CHOICE or the consummation by CHOICE of the transactions contemplated hereby.

Section 3.07. Authorized Capital. The authorized capital of CHOICE consists of 10,000,000 shares of common stock, no par value, 1,031,806 of which are issued and outstanding and held of record by approximately 144 shareholders; 600,000 of which are reserved for issuance under the 2002 Plan; and 162,222 of which are subject to the OUTSTANDING OPTIONS. All of the outstanding shares of CHOICE common stock are duly authorized, validly issued, fully paid and non-assessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any shareholder of CHOICE. CHOICE has no outstanding class of capital stock other than such shares of common stock. Except for the OUTSTANDING OPTIONS and as set forth in Section 3.07 of the DISCLOSURE SCHEDULE, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CHOICE (i) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting CHOICE from selling any additional CHOICE shares, or (ii) to grant, extend or enter into any such agreement or commitment.

Section 3.08. Financial Statements. The balance sheets of CHOICE and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2005, examined and reported upon by McGladrey & Pullen, certified public accountants, complete copies of which have previously been delivered to BHC (hereinafter referred to as the “AUDITED FINANCIALS”), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of CHOICE at such dates and the consolidated results of its operations and cash flows for such periods.

Section 3.09. Conduct of Businesses. Since December 31, 2005, CHOICE has conducted its businesses only in the ordinary and usual course, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of CHOICE and, except as set forth in the AUDITED FINANCIALS or Section 3.09 of the DISCLOSURE SCHEDULE, CHOICE has not:

(a)	Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities (including, without limitation, the grant of any options under the 2002 Plan), or any obligation convertible into or exchangeable for, any shares of its capital stock;

(b)	Declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares or entered into any agreement in respect of the foregoing;

(c)	Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(d)	Amended its Articles or Bylaws;

(e)	Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

(f)	Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

(g)	Waived any rights of material value or cancelled any material debts or claims;

(h)	Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB of San Francisco, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred in the ordinary course of business;

(i)	Entered into or amended any employment contract with any of its officers, increased the compensation payable to any officer or director or any relative of any such officer or director, or become obligated to increase any such compensation, adopted or amended in any material respect any employee benefit plans, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plans not consistent with past practice or custom;

(j)	Incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

(k)	Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

(l)	Made any (I) material investment (except investments made in the ordinary course of business) or (II) material capital expenditure or commitment for any material addition to property, plant or equipment; or

(m)	Agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

Section 3.10. Properties. (a) A description of all personal property and fixed assets owned by CHOICE is set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE (hereinafter referred to as the “PERSONAL PROPERTY”). All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. CHOICE owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) as set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE, (ii) to the extent stated or reserved against in the AUDITED FINANCIALS, and (iii) such other exceptions which are not material in character or amount and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

(b) The documentation (hereinafter referred to as “LOAN DOCUMENTATION”) governing or relating to the loan and credit-related assets (hereinafter referred to as the “LOAN ASSETS”) included within the loan portfolio of CHOICE is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights in favor of CHOICE in accordance with the terms of such LOAN DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. The LOAN DOCUMENTATION is in compliance with, and each of the loans included within the loan portfolio of CHOICE has been processed, closed and administered in conformance with, all applicable federal consumer protection statutes and regulations, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act. Except as set forth in Section 3.10(b) of the DISCLOSURE SCHEDULE, to the best knowledge of CHOICE, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

(c) A description of each parcel of real property owned by CHOICE is set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE (hereinafter referred to individually as a “PARCEL” and collectively as the “REAL PROPERTIES”). CHOICE is the owner of each PARCEL in fee simple and has good and marketable title to each such PARCEL, free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) as set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE, (ii) liens for real estate taxes and assessments not yet delinquent and (iii) utility, access and other easements, rights of way, restrictions and exceptions which have been disclosed to CHOICE in writing, none of which impair the REAL PROPERTIES for the use and business being conducted thereon.

(d) Except as set forth in Section 3.10(d) of the DISCLOSURE SCHEDULE, no party leasing any of the REAL PROPERTIES from CHOICE is in material default with respect to any of its obligations (including payment obligations) under the governing lease. CHOICE has not received notification from any governmental entity within the two year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

(e) A description of all real property leased by CHOICE is set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE (hereinafter referred to as the “LEASED REAL PROPERTY”). True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the “REAL PROPERTY LEASES”) and all attachments, amendments and addendums thereto have been delivered to BHC. Except as set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE, the REAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of CHOICE in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CHOICE has complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

(f) A description of all personal property leased by CHOICE is set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE (hereinafter referred to as the “LEASED PERSONAL PROPERTY”). True and correct copies of the leases in respect of the LEASED PERSONAL PROPERTY (hereinafter referred to as the “PERSONAL PROPERTY LEASES”) and all attachments, amendments and addendums thereto have been delivered to BHC. Except as set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE, the PERSONAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of CHOICE in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CHOICE has complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.

Section 3.11. Nonperforming Loan. Except as set forth in Section 3.11 of the DISCLOSURE SCHEDULE, there is no loan which was made by CHOICE and which is reflected as an asset of CHOICE on the AUDITED FINANCIALS that (i) is ninety (90) days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss.”

Section 3.12. Investments. (a) Section 3.12(a) of the DISCLOSURE SCHEDULE contains (i) a true, accurate and complete list of all investments, other than investments in the LOAN ASSETS and REAL PROPERTIES, owned by CHOICE (hereinafter referred to as the “INVESTMENTS”) as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (ii) a true, accurate and complete list of the names of each bank or other depository in which CHOICE has an account or safe deposit box, including, without limitation, accounts with the FHLB of San Francisco, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.12(a) of the DISCLOSURE SCHEDULE, the INVESTMENTS, other than any such investments disposed of in the ordinary course of business prior to the date hereof, are owned by CHOICE, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by CHOICE at any time. Except as set forth in Section 3.12(a) of the DISCLOSURE SCHEDULE, CHOICE is not a party to and has no interest in any repurchase agreement, reverse repurchase agreement, collateralized mortgage obligation or any other derivative security.

(b) With the exception of equity interests in the FHLB of San Francisco, CHOICE does not own of record or beneficially the outstanding shares of, or any equity interest in, any corporation or other business entity.

Section 3.13. Reports and Records. CHOICE has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the State of Arizona and the FDIC. To the best knowledge of CHOICE, all such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein.

Section 3.14. Taxes. Except as set forth in Section 3.14 of the DISCLOSURE SCHEDULE, CHOICE has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by CHOICE through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due. CHOICE has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which are reflected in the AUDITED FINANCIALS or which may have accrued since December 31, 2005, in the ordinary course of business. True copies of the federal, state and local income tax returns of CHOICE for each of the three (3) tax years ended December 31, 2002, 2003 and 2004 have been delivered to BHC.

Section 3.15. Material Contracts. (a) Except as set forth in Section 3.15(a) of the DISCLOSURE SCHEDULE, CHOICE is not a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $10,000 for any one project or $20,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by CHOICE of an amount exceeding $25,000 in the aggregate or extending for more than six (6) months from the date hereof; (iii) contract or option for the purchase of any property, real or personal; (iv) unsecured letter of credit or indemnity calling for payment, upon the conditions stated therein, of more than $10,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of CHOICE; (vii) contracts or commitments relating to outstanding loans and/or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with “affiliates” of that person) in excess of the regulatory limitations on loans to one borrower; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of CHOICE; (ix) note, debenture or loan agreement pursuant to which CHOICE has incurred indebtedness, other than deposit liabilities and advances from the FHLB of San Francisco; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development or construction loan; or (xiv) commitment or agreement to do any of the foregoing. Contracts set forth in Section 3.15 of the DISCLOSURE SCHEDULE are hereinafter collectively referred to as the “CONTRACTS.” CHOICE previously delivered to BHC all of the CONTRACTS.

(b) CHOICE is not in material default under any of the contracts or agreements to which it is a party and no claim of such default by any party has been made or is now threatened. There does not exist any event which, with notice or the passing of time or both, would constitute a material default under, or would excuse performance by any party thereto from, any contract or agreement to which CHOICE is a party.

Section 3.16. Insurance. All material properties and operations of CHOICE are adequately insured for its benefit under policies of insurance previously provided to BHC. The performance by the officers and employees of CHOICE of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise, copies of which have previously been provided to BHC.

Section 3.17. Actions and Suits. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, there are no actions, suits or proceedings or investigations pending or, to the knowledge of CHOICE, threatened against or affecting the business, operations or financial condition of CHOICE in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and management of CHOICE has no knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, CHOICE is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

Section 3.18. Permits and Licenses. CHOICE has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for CHOICE to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

Section 3.19. Employee Benefit Plans; ERISA. (a) Section 3.19 of the DISCLOSURE SCHEDULE contains a true and complete list of all profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of CHOICE (hereinafter collectively referred to as the “PLANS”). Copies of such PLANS, together with copies of (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been delivered to BHC.

(b) Each PLAN which constitutes an “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”), is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and any such employee pension benefit plan which is intended to be qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “CODE”), is and has been administered in material compliance with the applicable provisions of the CODE.

(c) Each PLAN which constitutes an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and each PLAN which constitutes a “group health plan,” as defined in Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.

(d) Each PLAN which is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, is and has been administered in material compliance with its governing documents and with any and all state or federal laws applicable to such PLAN.

(e) Each PLAN which is a “nonqualified deferred compensation plan,” as defined in Section 409A of the CODE has, with respect to amounts subject to Section 409A of the CODE, been administered in a good faith attempt to comply with Section 409A of the CODE, IRS Notice 2005-1 and Proposed Treasury Regulations issued under Section 409A of the CODE and has not been materially modified after October 3, 2004.

(f) CHOICE does not maintain any “employee pension plan” (as defined above) which is subject to the provisions of Title IV of ERISA.

(g) CHOICE does not maintain any PLAN which provides post-retirement medical, dental or life insurance benefits to any former employee of CHOICE, nor is CHOICE obligated to provide any such benefit to any current employee upon his or her retirement.

(h) CHOICE has not participated in, nor incurred any liability under, Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan as such term is defined in Section 3(37) of ERISA.

(i) Neither CHOICE, nor any PLAN maintained by CHOICE, nor any fiduciary of any such PLAN, has incurred any material liability to the Pension Benefit Guaranty Corporation, the United States Department of Labor or to the Internal Revenue Service (hereinafter referred to as the “IRS”) with respect to a PLAN.

(j) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any “employee benefit plan” (as defined above) maintained by CHOICE (i) which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the CODE or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of CHOICE.

(k) Each employee pension plan (as defined above) which is intended to be an employee stock ownership plan, as defined in Section 4975(e)(7) of the CODE, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the CODE and the regulations promulgated by the IRS thereunder; and, any outstanding loan to which any such employee stock ownership plan is a party constitutes an “exempt loan,” as described in Section 54.4975-7 of the regulations promulgated by the IRS.

Section 3.20. Environmental Protection. (a) Except as set forth in Section 3.20 of the DISCLOSURE SCHEDULE, (i) each of CHOICE, the CHOICE PROPERTY (hereinafter defined) and the COLLATERAL PROPERTY (hereinafter defined), to the knowledge of CHOICE, is, and has been at all times, in full compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined); (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of CHOICE, threatened against CHOICE or in connection with the CHOICE PROPERTY or the COLLATERAL PROPERTY; (iii) no claims have been made or, to the knowledge of CHOICE, threatened at any time against CHOICE or in connection with the CHOICE PROPERTY or the COLLATERAL PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE (hereinafter defined) and, to the knowledge of CHOICE, no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against CHOICE or in connection with the CHOICE PROPERTY or the COLLATERAL PROPERTY; (iv) to the knowledge of CHOICE, no HAZARDOUS SUBSTANCES have been integrated into any CHOICE PROPERTY or COLLATERAL PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) to the knowledge of CHOICE, no portion of any CHOICE PROPERTY or COLLATERAL PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES; (vi) to the knowledge of CHOICE, neither the CHOICE PROPERTY nor the COLLATERAL PROPERTY has been used for the storage, disposal or treatment of HAZARDOUS SUBSTANCES, has been contaminated by HAZARDOUS SUBSTANCES, or has been used for the storage or use of any underground or aboveground storage tanks; and (vii) all permits, registrations and other authorizations necessary for CHOICE, the CHOICE PROPERTY and the COLLATERAL PROPERTY to operate in full compliance with all ENVIRONMENTAL LAWS are currently in force and are identified in Section 3.20 of the DISCLOSURE SCHEDULE.

(b) Section 3.20 of the DISCLOSURE SCHEDULE sets forth an accurate and complete list of all outstanding loans of CHOICE as to which the borrower has submitted to CHOICE, the borrower or another person is required to submit, or which CHOICE otherwise has in its possession, any environmental audits, site assessments, analyses, studies or surveys of environmental conditions on any matter, including, but not limited to, any COLLATERAL PROPERTY. CHOICE shall make available to BHC all such documents within ten (10) business days after the effective date of this AGREEMENT.

(c) As used in this Section 3.20:

(i)	“CHOICE PROPERTY” means all real and person property now or previously owned, leased, occupied or managed by CHOICE or any person or entity whose liability for any matter has or may have been related or assumed by CHOICE either contractually or by operation of law.

(ii)	“COLLATERAL PROPERTY” means all real and personal property in which CHOICE holds a security interest in connection with a loan or loan participation.

(iii)	“ENVIRONMENTAL LAWS” means all federal, state, local and other laws, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, occupational health and safety, or the protection of human health, all as may be from time to time amended.

(iv)	“HAZARDOUS SUBSTANCES” means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable ENVIRONMENTAL LAWS and shall include, without limitation, any “hazardous substances” as defined in Section 101(14) of CERCLA (42 U.S.C. Section 9601(14)) or regulations promulgated thereunder, any “toxic and hazardous substances” as defined in 29 C.F.R. Part 1910, petroleum and its byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, lead and lead-containing substances, and urea-formaldehyde.

Section 3.21. Employment Matters. CHOICE is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964 (as amended by the Equal Employment Opportunity Act of 1972), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., 42 U.S.C. § 1981, the Older Workers Benefit Protection Act, the Americans with Disabilities Act and the Fair Labor Standards Act; and has not and is not engaged in any unfair labor practice, except where such failure to comply would not have, or such practice would not have, a material adverse effect on the financial condition, results of operations, business or prospects of CHOICE. No unfair labor practice complaint against CHOICE is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of CHOICE, threatened against or involving CHOICE. No representation question exists in respect of the employees of CHOICE and no labor grievance which might have a material adverse effect upon CHOICE or the conduct of its businesses is pending or, to the knowledge of CHOICE, threatened. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted against CHOICE. No collective bargaining agreement is currently being negotiated by CHOICE. CHOICE has not experienced any material labor difficulty during the last three years.

Section 3.22. Proxy Materials. None of the information relating to and prepared by CHOICE for inclusion in any proxy statement which is to be mailed to the shareholders of CHOICE in connection with any meeting of shareholders convened in accordance with Section 6.02 of this AGREEMENT (hereinafter referred to as the “PROXY STATEMENT”) will, at the time the PROXY STATEMENT is mailed or at the time of the meeting of shareholders to which the PROXY STATEMENT relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading, or at the time of the meeting of shareholders to which the PROXY STATEMENT relates, necessary to correct any statement which has become false or misleading.

Section 3.23. Brokers. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person, other than Ryan Beck & Co., Inc., (hereinafter referred to as “RYAN BECK”), acting on behalf of CHOICE in such manner as to give rise to any valid claim against CHOICE for any broker’s or finder’s fee or similar compensation.

Section 3.24. Stock Ownership. Neither CHOICE nor any of its “affiliates” or “associates”, as the terms “affiliate” and “associate” are defined in § 10-2701 of the ARS, are “beneficial owners”, as the term “beneficial owner” is defined in § 10-2701, of any of the outstanding shares of any class of shares of BHC.

Section 3.25. Internal Revenue Code Section 280G. Except as set forth in Section 3.25 of the DISCLOSURE SCHEDULE, none of BHC, CHOICE, the SURVIVING CORPORATION, or any of their subsidiaries is or will be obligated to make a payment that constitutes an excess parachute payment to an individual who is a disqualified individual of CHOICE, as a result of the transactions contemplated by this AGREEMENT, without regard to whether the payment is reasonable compensation for services performed or to be performed, and no director, officer, or employee of CHOICE is or will be entitled to an excess parachute payment gross-up payment from BHC, CHOICE, the SURVIVING CORPORATION, or any of their subsidiaries. For this purpose the terms excess parachute payment and disqualified individual are used in this AGREEMENT as defined in Section 280G of the Internal Revenue Code.

Section 3.26 Regulatory Matters. CHOICE is not subject to, and has not been advised by the FDIC or by the DEPARTMENT that it is likely to become subject to, a written order, decree, agreement, memorandum of understanding, or similar agreement with the FDIC or the DEPARTMENT. CHOICE has not entered into a commitment letter with or received an extraordinary supervisory letter from the FDIC or the DEPARTMENT having to do with safety and soundness or with compliance issues. CHOICE’s Board of Directors has not adopted and has not been requested by the FDIC or the DEPARTMENT to adopt any extraordinary resolutions having to do with safety and soundness or with compliance issues.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BHC

BHC represents and warrants to CHOICE that each of the following is true and accurate in all material respects:

Section 4.01. Organization and Standing. (a) BHC is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to conduct its business and operations as presently conducted. BHC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) BHC owns of record and beneficially all of the equity securities issued by Silver State Bank, a Nevada commercial bank, the deposits of which are insured by the FDIC (hereinafter referred to as “SSB”). SSB is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to conduct its business operations as presently conducted.

(c) To the best knowledge of BHC, BHC is in compliance in all material respects with all applicable local, state or federal laws and regulations.

Section 4.02. Qualification. BHC is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of BHC.

Section 4.03. Authority. Subject to the approval of the MERGER by the DEPARTMENT, the FDIC and the FRB, (a) BHC has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by BHC; and (c) this AGREEMENT is a valid and binding agreement of BHC, enforceable against it in accordance with the AGREEMENT’S terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. This AGREEMENT has been duly executed and delivered by BHC.

Section 4.04. Governing Documents. BHC has made available or will promptly make available to CHOICE true and accurate copies of the BHC Articles of Incorporation, as amended, and Bylaws and the SSB Articles of Incorporation and Bylaws.

Section 4.05. No Conflicts. The execution and delivery of this AGREEMENT and, subject to the approval of the MERGER by the DEPARTMENT, the FDIC and the FRB, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation, as amended, or Bylaws of BHC; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which BHC is a party or by which BHC or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which BHC is a party or by which BHC or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of BHC; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of BHC or give rise to any meritorious cause of action against BHC; or (e) violate or conflict with any applicable law, ordinance, rule or regulation.

Section 4.06. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by BHC or the consummation by BHC of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the DEPARTMENT, the FDIC and the FRB.

Section 4.07. Audited Financial Statements and Authorized Capital. (a) As of December 31, 2005, the authorized capital of BHC consisted of twenty million shares of common stock, $0.10 par value, 12,463,798 of which were issued and outstanding; 2,053,410 of which were reserved for issuance under the BHC stock option plans; and 1,382,650 of which were subject to outstanding options granted under the BHC stock option plans. BHC has previously delivered to CHOICE a copy of the audited consolidated financial statements of BHC and SSB as of and for the year ended December 31, 2005, and a copy of BHC’s proxy statement for the 2006 Annual Meeting of Shareholders. The consolidated balance sheets of BHC and SSB as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flow for each of the three-year periods ending December 31, 2005, present fairly, in all material respects, the financial position of BHC and SSB as of such dates and the results of operation and cash flow for such periods and are in conformity with accounting principles generally accepted in the United State of America.

Section 4.08. Conduct of Business. Since December 31, 2005, BHC has conducted its business only in the ordinary and usual course and there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of BHC.

Section 4.09. Reports and Records. BHC has filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the State of Nevada and the FRB. To the best knowledge of BHC, all such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Actions and Suits. There are no material actions, suits or proceedings or investigations pending or, to the knowledge of BHC, threatened against or affecting the business, operations or financial condition of BHC in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and management of BHC has no knowledge of any basis for any such action, suit, proceeding or investigation. BHC is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

Section 4.11. Permits and Licenses. BHC has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct its business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

Section 4.12 Capacity. BHC has the financial capacity, including, but not limited to, capital and funding, to consummate the transactions contemplated by this AGREEMENT, including the MERGER, and will remain “well-capitalized” within the meaning set forth in the regulations of the FRB, without the requirement of additional capital.

ARTICLE FIVE

COVENANTS

Section 5.01. Conduct of CHOICE Business. From the date of this AGREEMENT until the EFFECTIVE TIME, CHOICE:

(a)	Except with the prior written consent of BHC, will conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations;

(b)	Without the prior written consent of BHC, will not:

(i)	Authorize the creation or issuance of, issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which CHOICE is the issuer, or any obligations convertible into or exchangeable for, any shares of its capital stock, or permit any additional CHOICE shares to become subject to new grants of stock options or other rights to acquire CHOICE shares;

(ii)	Declare, set aside, pay or make any dividend or other distribution on capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares or enter into any agreement in respect to the foregoing;

(iii)	Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(iv)	Amend its Articles or Bylaws;

(v)	Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

(vi)	Mortgage, pledge or grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB of San Francisco and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

(vii)	Waive any rights of material value or cancel any material debts or claims;

(viii)	Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB of San Francisco;

(ix)	Cause any material adverse change in the amount or general composition of its deposit liabilities or its loan portfolio;

(x)	Enter into or amend any employment contract with any of its officers, hire any new employees except to replace employees whose employment terminates after the date of this AGREEMENT, increase the compensation payable to any officer or director or any relative of any such officer or director, or be obligated to increase any such compensation, adopt or amend in any material respect any employee benefit plans, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plans not consistent with past practice or custom;

(xi)	Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

(xii)	Make any (I) material investment (except in the ordinary course of business) or (II) material capital expenditure or commitment for any material addition to property, plant, or equipment; or

(xiii)	Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

Section 5.02. Acquisition Proposals. CHOICE shall not, and shall cause the officers, directors, employees and other agents of CHOICE not to, directly or indirectly, take any action to solicit, initiate, engage or negotiate any proposals or offers from any person or entity, other than BHC, or discuss or negotiate with any such person or entity, other than BHC, any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, CHOICE (hereinafter collectively referred to as

“ACQUISITION TRANSACTIONS”); provided, however, that nothing contained in this Section 5.02 shall prohibit CHOICE from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity which makes an unsolicited proposal of an ACQUISITION TRANSACTION if and to the extent that (a) the Board of Directors of CHOICE, after consultation with and based upon the written advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of CHOICE under applicable law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, CHOICE provides immediate written notice to BHC of such action.

Section 5.03. Accounting Policies. Before the EFFECTIVE TIME and at the request of BHC, CHOICE shall promptly establish and take such reserves and accruals to conform the loan, accrual and reserve policies of CHOICE to SSB’s policies; shall promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and shall promptly recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to or to be incurred in connection with the MERGER, to the extent permitted by law and consistent with generally accepted accounting principles.

Section 5.04. Lease Extension. Before the EFFECTIVE TIME, CHOICE shall obtain an option to renew the lease of the main office facility of CHOICE for an additional five years. Such renewal option shall extend the lease term through May 31, 2017, and shall be on substantially the same terms as the existing option of CHOICE to renew the lease for a five-year term beyond the current May 31, 2007, expiration date.

Section 5.05. Conduct of BHC Business. From the date of this AGREEMENT until the EFFECTIVE TIME, except with the prior written consent of CHOICE, BHC shall conduct its businesses only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations; provided, however, that BHC shall take all necessary action to incorporate MERGERCO which, upon such incorporation, shall be a duly and validly formed Arizona corporation with which CHOICE may merge under Arizona law. BHC shall cause MERGERCO to become a party to this AGREEMENT or such other agreements which are necessary for MERGERCO to consummate the transactions contemplated by this AGREEMENT and which are consistent with the terms and conditions of this AGREEMENT.

ARTICLE SIX

FURTHER AGREEMENTS

Section 6.01. Application For Approval of Merger. Within six weeks after the date of this AGREEMENT, BHC shall submit to the DEPARTMENT, the FRB and the FDIC such documents as are required to be filed in connection with or related to the MERGER.

Section 6.02. Special Meeting of Shareholders. CHOICE shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the AGREEMENT and the transactions contemplated hereby, including the MERGER. In the proxy statement, the contents of which shall be subject to review by BHC, the Board of Directors of CHOICE shall recommend to the CHOICE shareholders the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, any amendments hereto, and the transactions contemplated hereby, including the MERGER; provided, however, that the Board of Directors of CHOICE shall not be obligated by this AGREEMENT to recommend to the CHOICE shareholders the approval of this AGREEMENT and the transactions contemplated hereby if and to the extent (a) the Board of Directors of CHOICE, after consultation with and based upon the written advice of counsel, determines in good faith that such recommendation would be contrary to its fiduciary duties to the shareholders of CHOICE under applicable law. Notwithstanding the foregoing, CHOICE shall not be obligated to call or hold a special meeting if BHC is in breach of or default under this AGREEMENT and such breach or default, if not cured, would result in the non-fulfillment of a condition to the obligations of BHC under the AGREEMENT.

Section 6.03. Access. Until the EFFECTIVE TIME, CHOICE shall afford to BHC, and BHC shall afford to CHOICE, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested. Such access shall include, but shall not be limited to, (a) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (b) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (c) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT to the EFFECTIVE TIME; and (d) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT until the EFFECTIVE TIME.

Section 6.04. Confidentiality. CHOICE and BHC shall hold confidential any information obtained hereunder which is not otherwise public knowledge or ascertainable from public information and all non-public documents (including copies thereof) obtained hereunder by either party from the other party shall be returned to such party.

Section 6.05. Press Releases. BHC and CHOICE shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

Section 6.06. Costs, Expenses and Fees. Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the PROXY STATEMENT, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.07. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

Section 6.08. Notification of Events. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding, or investigation against it.

Section 6.09. Indemnification. (a) After the EFFECTIVE TIME, BHC shall, to the fullest extent permitted by applicable law and the Articles of Incorporation and Bylaws of CHOICE, indemnify, defend and hold harmless, and provide advancement of expense to, each person who is now or becomes prior to the EFFECTIVE TIME, a director or officer of CHOICE (each, solely in his or her capacity as a director or officer, hereinafter referred to as an “INDEMNIFIED PARTY”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the EFFECTIVE TIME (including, without limitation, matters, acts or omissions occurring in connection with the approval of this AGREEMENT and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the EFFECTIVE TIME; provided, however, that any determination required to be made with respect to whether an INDEMNIFIED PARTY’S conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to BHC) selected by BHC and reasonably acceptable to such INDEMNIFIED PARTY.

(b) After the EFFECTIVE TIME, CHOICE shall, to the fullest extent permitted by applicable law and the Articles of Incorporation and Bylaws of CHOICE, indemnify, defend and hold harmless, and provide advancement of expense to, each person who was at any time prior to the date hereof, a director or officer of CHOICE (each, solely in his or her capacity as a director or officer, hereinafter referred to as an “INDEMNIFIED PARTY”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the EFFECTIVE TIME (including, without limitation, matters, acts or omissions occurring in connection with the approval of this AGREEMENT and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the EFFECTIVE TIME; provided, however, that any determination required to be made with respect to whether an INDEMNIFIED PARTY’S conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to CHOICE) selected by CHOICE and reasonably acceptable to such INDEMNIFIED PARTY.

(c) If BHC, the SURVIVING CORPORATION or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or SURVIVING CORPORATION or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the stock of the SURVIVING CORPORATION or all or substantially all of its assets, to any person, then, and in each such case, BHC shall cause proper provision to be made so that the successor and assign of BHC or the SURVIVING CORPORATION assumes the obligations set forth in this Section and in such event all references to the SURVIVING CORPORATION in this Section shall be deemed a reference to such successor and assign.

(d) For a period of three (3) years from the EFFECTIVE TIME, BHC shall provide that portion of directors and officers’ liability insurance that serves to reimburse the present and former officers and directors of CHOICE (determined as of the EFFECTIVE TIME) with respect to claims against such officers and directors arising from facts or events which occurred before the EFFECTIVE TIME, on terms no less favorable than those in effect on the date hereof; provided, however, that (i) BHC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; (ii) BHC shall not be required to expend more than 150% of the current amount expended by CHOICE (hereinafter referred to as the “CURRENT PREMIUM”) to maintain or procure directors’ and officers’ insurance coverage for a comparable three-year period; (iii) if BHC is unable to maintain or obtain the insurance pursuant to this Section 6.9(c), BHC shall use its reasonable efforts to obtain as much comparable insurance as is available for the CURRENT PREMIUM; and (iv) officers and directors of CHOICE may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance.

(e) The provisions of this Section 6.09 shall survive consummation of the MERGER and are intended to be for the benefit of, and will be enforceable by, each INDEMNIFIED PARTY, his or her heirs and his or her representatives. The SURVIVING CORPORATION shall pay (as incurred) all expenses, including reasonable expenses of counsel, that an INDEMNIFIED PARTY may incur in enforcing the indemnity and other obligations provided for in this Section 6.11.

Section 6.10. Opportunity of Employment; Employee Benefits. (a) After the CLOSING, BHC agrees to cause CHOICE to continue the employment of each one of the employees of CHOICE at the EFFECTIVE TIME, provided the employee was employed by CHOICE on the date of this AGREEMENT or BHC’s consent to his or her hiring was obtained by CHOICE after the date of this AGREEMENT. Employees of CHOICE who are terminated without cause within six months after the EFFECTIVE TIME shall continue to receive their base salary for six months after termination, outplacement consultation services of a type and nature to be agreed upon by CHOICE and BHC prior to the EFFECTIVE TIME and with a cost of up to $1,000 for each employee of CHOICE, and accrued benefits, including vacation pay, through the date of separation. Any employee who has entered into an Employment Agreement with CHOICE or who has entered into a Participation Agreement under the CHOICE BANK Retention Plan shall not be eligible for the preceding benefits. Nothing in this section or elsewhere in this AGREEMENT shall be deemed to be a contract of employment or be construed to give such employees any rights other than as employees at will under Arizona law. BHC or the SURVIVING CORPORATION may reassign employees of CHOICE after the EFFECTIVE TIME from one position to another, change employees’ job responsibilities, compensation, and benefits, and take other actions as employer affecting all employees, groups of employees, or individual employees; provided, however, that (i) none of such actions shall be deemed to constitute termination without cause unless the employee’s service is actually involuntarily terminated by BHC or the SURVIVING CORPORATION and (ii) no Choice Bank employee shall be reassigned to a work location outside Maricopa County, Arizona, without the employee’s consent.

(b) All employees of CHOICE immediately before the EFFECTIVE TIME shall continue to be covered by the CHOICE employee benefit plans (hereinafter referred to as the “EMPLOYEE BENEFIT PLANS”) after the EFFECTIVE TIME. Notwithstanding the foregoing, BHC may cause CHOICE to discontinue any of the EMPLOYEE BENEFIT PLANS at any time after the EFFECTIVE TIME; provided, however, that in the event of such discontinuance, BHC shall provide, or shall cause CHOICE to provide, benefits, including, but not limited to, medical and hospitalization benefits, in a manner by which such benefits are substantially similar to the benefits provided by the CHOICE PLANS. Service to CHOICE by an employee before the EFFECTIVE TIME shall be recognized as service to CHOICE and/or BHC for purposes of eligibility to participate under the BHC’s sick leave policies, paid vacation policies and any employee benefits plan to the extent permissible under governing law. Any pre-existing condition, limitation or exclusion in the benefit plans of BHC shall not apply to CHOICE employees or their covered dependents who are covered under the CHOICE PLAN at the EFFECTIVE TIME.

(c) CHOICE shall set aside an aggregate of $100,000 for distribution of retention bonuses for CHOICE employees who remain employees of CHOICE through the EFFECTIVE DATE. Such distribution shall be determined and made by the Chairman of the Board of Directors and President of CHOICE in consultation with SSB.

Section 6.11. Employment and Severance Agreements. After the EFFECTIVE TIME, BHC shall cause (a) CHOICE to honor and to fulfill all of the obligations of CHOICE under the Employment Agreements by and between CHOICE and William A. Robert and CHOICE and Michael J. Thorell and (b) to honor and to fulfill all obligations of CHOICE under the CHOICE BANK Retention Plan and the related Participation Agreements for each CHOICE employee who has entered into a Participation Agreement with CHOICE.

Section 6.12. BHC OPTIONS. BHC shall take any required action to exempt the BHC common shares subject to the BHC OPTIONS from registration under federal and state securities laws in a manner by which any holder of a BHC OPTION after the EFFECTIVE TIME may freely exercise such holder’s BHC OPTION without restriction and may thereafter sell the BHC common shares obtained upon such exercise in accordance with applicable federal and state securities laws and regulations.

ARTICLE SEVEN

CLOSING MATTERS

Section 7.01. Conditions to Obligations of BHC, MERGERCO and CHOICE. Notwithstanding any other provision of this AGREEMENT, the obligations of BHC and CHOICE to effect the MERGER shall be subject to the fulfillment of each of the following conditions:

(a)	This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding CHOICE shares required under the CHOICE Articles and Bylaws to adopt such agreements;

(b)	All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the MERGER shall have been obtained;

(c)	All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the MERGER shall have been obtained;

(d)	CHOICE shall have received a written opinion of RYAN BECK dated as of the date of the PROXY STATEMENT to the effect that the CONSIDERATION is fair to the shareholders of CHOICE from a financial point of view;

(e)	There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the MERGER; and

(f)	There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the MERGER.

7.02. Conditions to Obligations of BHC. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of BHC to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

(a)	The representations and warranties of CHOICE contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

(b)	CHOICE shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the EFFECTIVE TIME;

(c)	There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of CHOICE after the date of this AGREEMENT, except (i) change resulting from action taken by CHOICE pursuant to Section 5.03 or 6.06 of this AGREEMENT; (ii) change resulting from changes in banking and similar laws and regulations of general application and interpretations thereof by governmental authorities or other changes affecting depository institutions generally; (iii) changes resulting from changes in general economic conditions and prevailing interest and deposit rates; and (iv) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the transaction contemplated by this AGREEMENT;

(d)	CHOICE shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

(e)	CHOICE shall have delivered to BHC a certificate dated the EFFECTIVE TIME and signed by the President and Treasurer of CHOICE to the effect set forth in subsections (a), (b), (c), and (d), of this Section 7.02;

(f)	There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER or seeks to impose material limitations on the ability of BHC or MERGERCO to exercise full rights of ownership of the assets or business of CHOICE;

(g)	There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of BHC, would: (i) prevent or delay the consummation of the MERGER or interfere with the reasonable operation of the business of CHOICE, (ii) materially adversely affect the ability of BHC to enjoy the economic or other benefits of the MERGER; or (iii) impose any material adverse condition, limitation or requirement on BHC in connection with the MERGER; and

(h)	BHC shall have received an executed CANCELLATION AGREEMENT from each holder of an OUTSTANDING OPTION.

Section 7.03. Conditions to Obligations of CHOICE. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligation of CHOICE to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

(a)	The representations and warranties of BHC contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and as of the EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

(b)	BHC and MERGERCO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by them before or at the EFFECTIVE TIME;

(c)	There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of BHC after the date of this AGREEMENT, except (i) change resulting from changes in banking and similar laws and regulations of general application and interpretations thereof by governmental authorities or other changes affecting depository institutions generally and (ii) changes resulting in changes in general economic conditions and prevailing interest and deposit rates;

(d)	BHC shall have delivered to CHOICE a certificate dated the EFFECTIVE TIME and signed by the Chairman and the President of BHC to the effect set forth in subsections (a), (b) and (c) of this Section 7.03;

(e)	BHC shall have obtained all consents, authorizations or approvals of, or exemptions or waivers by any federal or state governmental body or agency required to be obtained by it in connection with the MERGER or the taking of any action contemplated thereby;

(f)	BHC shall not have incurred any damage, destruction or similar loss, not covered by insurance, materials affecting its business or properties; and

(g)	There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER.

ARTICLE EIGHT

TERMINATION

Section 8.01. Termination. This AGREEMENT may be terminated at any time prior to the EFFECTIVE TIME, whether before or after approval by the shareholders of CHOICE:

(a)	By mutual consent of the Boards of Directors of CHOICE and BHC; or

(b)	By the Board of Directors of CHOICE or BHC if:

(i)	The MERGER shall not have been consummated on or before December 31, 2006; or

(ii)	Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

(c)	By the Board of Directors of BHC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

(d)	By the Board of Directors of CHOICE if:

(i)	Any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT; or

(ii)	At any time prior to the approval of this AGREEMENT by CHOICE shareholders pursuant to Section 6.02 of this AGREEMENT, the Board of Directors of CHOICE, in accordance and compliance with Section 5.02 of this AGREEMENT, determines to pursue an ACQUISITION TRANSACTION;

Section 8.02. Written Notice of Termination. In order to terminate this AGREEMENT pursuant to Section 8.01 of this AGREEMENT, the terminating party shall give written notice of such termination to the non-terminating party. This AGREEMENT shall terminate on the date such notice is given.

Section 8.03. Effect of Termination. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and shall thereafter have no further force or effect; provided, however, that (a) Sections 6.04, 6.05, 6.06, 8.03, 8.04 and 9.01 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for any uncured and material breach of any term or condition of this AGREEMENT.

Section 8.04. Termination Fee; Expenses. CHOICE shall pay to BHC a termination fee in the amount of $950,000 (hereinafter referred to as the “TERMINATION FEE”) if, after this AGREEMENT is terminated by CHOICE pursuant to Section 8.01(d)(ii) hereof, CHOICE consummates an ACQUISITION TRANSACTION. The TERMINATION FEE shall be paid to BHC by wire transfer of immediately available funds within five (5) days after such consummation.

Section 8.05. Amendment. This AGREEMENT may only be amended in accordance with applicable law by the unanimous consent of BHC and CHOICE by action taken by their respective Boards of Directors at any time before or after approval of this AGREEMENT by the shareholders of CHOICE. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.06. Waiver. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

ARTICLE NINE

MISCELLANEOUS

Section 9.01. Survival of Representations and Warranties. All representations, warranties and covenants in this AGREEMENT shall expire on, and be terminated and extinguished at, the EFFECTIVE TIME, other than covenants which by their terms are to survive or be performed after the EFFECTIVE TIME; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BHC or CHOICE (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BHC or CHOICE.

Section 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to BHC:

Mr. Corey L. Johnson

President & CEO

Silver State Bancorp

400 North Green Valley Parkway

Henderson, Nevada 89074

with a copy to:

Francis X. Grady

Grady & Associates

20950 Center Ridge Road, Suite 100

Rocky River, Ohio 44116

If addressed to CHOICE:

William A. Robert

Chairman

Choice Bank

15190 North Hayden Road

Scottsdale, AZ 85260

with a copy to:

John C. Vorys

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

P.O. Box 1008

Columbus, OH 43216-1008

Section 9.03. Entire Agreement. This AGREEMENT (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than BHC or CHOICE, except to the extent an INDEMNIFIED PARTY may enforce the obligations of BHC under Section 6.09 and an employee may enforce the obligations of BHC under Section 6.10; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Arizona.

Section 9.04. Execution In Counterparts. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

Section 9.05. Headings. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, BHC and CHOICE have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

ATTEST:	SILVER STATE BANCORP

/s/ Michael J. Threet	By	/s/ Corey L. Johnson
its President and CEO

ATTEST:	CHOICE BANK

/s/ Michael J. Thorell	By	/s/ William A. Robert
William A. Robert
its Chairman